UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2024

NB BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-41899	93-2560883
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

1063 Great Plain Avenue, Needham, Massachusetts		02492
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 444-2100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	NBBK	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Executive Officer

NB Bancorp, Inc. (the “Company”) announced that, effective February 1, 2024, Danielle Walsh resigned as Chief Financial Officer of the Company and of Needham Bank (the “Bank”). Ms. Walsh will remain employed by the Company and the Bank through March 29, 2024 to assist in the transition of her duties and responsibilities to JP Lapointe.

(c) Appointment of Executive Officer

The Company also announced that, effective February 1, 2024, Jean-Pierre (“JP”) Lapointe was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank.

Mr. Lapointe, age 41, has been the Chief Financial Officer of Northeast Bank, Lewiston, Maine, since November 2017. Prior to joining Northeast Bank, Mr. Lapointe served as a Senior Audit Manager at Wolf & Company, P.C. in its external and internal audit practices, with a focus on the financial services sector from 2004 to 2017. Mr. Lapointe is a certified public accountant registered in the Commonwealth of Massachusetts.

In connection with the appointment of Mr. Lapointe, the Bank has entered into a Change in Control Agreement, dated as of February 1, 2024, with Mr. Lapointe (the “Agreement”). The Agreement has an initial term of eighteen (18) months and renews for a new eighteen (18) month term on each anniversary of the Agreement. If, within the term of the Agreement and one year following a change in control, Mr. Lapointe’s employment is terminated by the Bank other than for cause or by Mr. Lapointe for good reason (as defined in the Agreement), the Agreement provides that Mr. Lapointe will receive a lump sum payment equal to one and one-half (1.5) times the sum of his annual base salary plus the annual incentive bonus at the target bonus opportunity amount. Additionally, if Mr. Lapointe participated in the health and dental plans immediately before termination and elected continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Mr. Lapointe would be entitled to a monthly cash payment for 18 months or the executive’s COBRA health continuation period, whichever ends earlier, in the amount equal to the employer-monthly contributions that the Company would have paid to provide health and dental insurance to Mr. Lapointe. The foregoing description of the agreement does not purport to be complete and it is qualified in its entirety by reference to the agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K and incorporated by reference into this Item 5.02

Mr. Lapointe is not related by blood, marriage, or adoption to any of the Company’s directors or other executive officers. There are no related person transactions between the Company or the Bank, on the one hand, and Mr. Lapointe or his immediate family members, on the other hand, reportable under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

On February 6, 2024, the Company issued a press release announcing the appointment, a copy of which is attached herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1	Change in Control Agreement with Jean-Pierre (JP) Lapointe
99.1	Press Release dated February 6, 2024
104.1	Cover Page Interactive Data File (Embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NB BANCORP, INC.

DATE: February 6, 2024	By:	Joseph Campanelli
President and Chief Executive Officer